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                                                                     EXHIBIT 4.1

                                                               EXECUTION VERSION

                           CERTIFICATE OF DESIGNATION,
                             PREFERENCES AND RIGHTS

                                       OF

                      SERIES B CONVERTIBLE PREFERRED STOCK

                                       OF

                              REMOTE DYNAMICS, INC.

                         (Pursuant to Section 151 of the
                        Delaware General Corporation Law)

      Remote Dynamics, Inc., a corporation organized and existing under the laws of the State of Delaware (the "CORPORATION"), hereby certifies that the Board of Directors of the Corporation (the "BOARD OF DIRECTORS" or the "BOARD"), pursuant to authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law, and in accordance with the provisions of its Certificate of Incorporation and Bylaws, each as amended and restated through the date hereof, has and hereby authorizes a series of the Corporation's previously authorized Preferred Stock, par value $.01 per share (the "PREFERRED STOCK"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof, as follows:

                           I. DESIGNATION AND AMOUNT

      The designation of this series, which consists of Six Hundred Fifty (650) shares of Preferred Stock, is the Series B Convertible Preferred Stock (the "SERIES B PREFERRED STOCK") and the face amount shall be Ten Thousand Dollars ($10,000.00) per share (the "FACE AMOUNT").

                            II. CERTAIN DEFINITIONS

      For purposes of this Certificate of Designation, in addition to the other terms defined herein, the following terms shall have the following meanings:

      A. "BUSINESS DAY" means any day, other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law, regulation or executive order to close.

      B. "CHANGE OF CONTROL" means (i) any sale, transfer or other disposition of all or substantially all of the assets of the Corporation, (ii) the adoption of a plan relating to the liquidation or dissolution of the Corporation, (iii) any consolidation or merger of the Corporation with any other entity (other than a merger in which the Corporation is the surviving or continuing entity and its

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capital stock is unchanged), (iv) any share exchange or other transaction pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property, (v) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (vi) any sale or issuance, in one transaction or a series of related transactions, by the Corporation or any of its stockholders of any Common Stock or Convertible Securities (as defined in Article X.D, below) to any person such that, following the consummation of such transaction(s), such person (together with its affiliates) would own or have the right to acquire greater than fifty percent (50%) of the outstanding shares of Common Stock (calculated on a fully-diluted basis assuming the conversion or exercise of all Convertible Securities), or to elect a majority of the Board, or (vii) the first day on which the continuing directors (i.e., the current members of the Board, or those members who are subsequently elected with the approval of a majority of the then current members of the Board) cease to represent at least a majority of the members of the Board then serving.

      C. "CLOSING SALES PRICE" means, for any security as of any date, the last sales price of such security on the principal trading market where such security is listed or traded as reported by Bloomberg Financial Markets (or a comparable reporting service of national reputation selected by the Corporation and reasonably acceptable to the Series B Majority Holders if Bloomberg Financial Markets is not then reporting closing sales prices of such security) (collectively, "BLOOMBERG"), or if the foregoing does not apply, the last reported sales price of such security on a national exchange or in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no such price is reported for such security by Bloomberg, the average of the bid prices of all market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc., in each case for such date or, if such date was not a trading day for such security, on the next preceding date which was a trading day. If the Closing Sales Price cannot be calculated for such security as of either of such dates on any of the foregoing bases, the Closing Sales Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Corporation and reasonably acceptable to the Series B Majority Holders, with the costs of such appraisal to be borne by the Corporation.

      D. "CONVERSION DATE" means, for any Optional Conversion (as defined in
Article IV.A below), the date specified in the notice of conversion in the form attached hereto (the "NOTICE OF CONVERSION"), so long as such day is a trading day and a copy of the Notice of Conversion is faxed (or delivered by other means resulting in notice) to the Corporation before 4:00 p.m., New York City time, on the Conversion Date indicated in the Notice of Conversion; provided, however, that if the Notice of Conversion is not so faxed or otherwise delivered before such time, then the Conversion Date shall be the next trading day after the date the holder faxes or otherwise delivers the Notice of Conversion to the Corporation.

      E. "CONVERSION PRICE" means $1.55 per share; provided, however, that the Conversion Price shall be subject to adjustment as provided herein.

      F. "DEFAULT CURE DATE" means, as applicable, (i) with respect to a Conversion Default described in clause (i) of Article VI.A, the date the Corporation effects the conversion of the full number of shares of Series B Preferred Stock, (ii) with respect to a Conversion Default described in

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clause (ii) of Article VI.A, the date the Corporation issues freely tradable shares of Common Stock in satisfaction of all conversions of Series B Preferred Stock in accordance with Article IV, or (iii) with respect to either type of a Conversion Default, the date on which the Corporation redeems shares of Series B Preferred Stock held by such holder pursuant to Article VI.A and/or Article VII.A.

            "DILUTIVE ISSUANCE" means the issuance or sale, or such other action that is deemed by this definition to constitute an issuance or sale, by the Corporation of any shares of Common Stock for no consideration or for a consideration per share less than the Conversion Price in effect on the date of issuance or sale (or deemed issuance or sale). For the purposes of determining whether shares of Common Stock are issued or sold for no consideration or for a consideration per share less than the Conversion Price in effect on the date of issuance or sale (or deemed issuance or sale), the following shall be applicable:

                  (i) Issuance of Purchase Rights. If the Corporation issues or sells any Purchase Rights (defined below), whether or not immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Purchase Rights (and the price of any conversion of Convertible Securities, if applicable) is less than the Conversion Price in effect on the date of issuance or sale of such Purchase Rights, then the maximum total number of shares of Common Stock issuable upon the exercise of all such Purchase Rights (assuming full conversion, exercise or exchange of Convertible Securities, if applicable) shall, as of the date of the issuance or sale of such Purchase Rights, be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. For purposes of the preceding sentence, the "price per share for which Common Stock is issuable upon the exercise of such Purchase Rights" shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or sale of all such Purchase Rights, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise of all such Purchase Rights, plus, in the case of Convertible Securities issuable upon the exercise of such Purchase Rights, the minimum aggregate amount of additional consideration payable upon the conversion, exercise or exchange thereof (determined in accordance with the calculation method set forth in subparagraph (iii) of this definition), by (B) the maximum total number of shares of Common Stock issuable upon the exercise of all such Purchase Rights (assuming full conversion, exercise or exchange of Convertible Securities, if applicable).

                  (ii) Issuance of Convertible Securities. If the Corporation issues or sells any Convertible Securities (defined below), whether or not immediately convertible, exercisable or exchangeable, and the price per share for which Common Stock is issuable upon such conversion, exercise or exchange is less than the Conversion Price in effect on the date of issuance or sale of such Convertible Securities, then the maximum total number of shares of Common Stock issuable upon the conversion, exercise or exchange of all such Convertible Securities shall, as of the date of the issuance or sale of such Convertible Securities, be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. For the purposes of the preceding sentence, the "price per share for which Common Stock is issuable upon such conversion, exercise or exchange" shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or sale of all such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion, exercise or exchange thereof (determined in accordance with the calculation method set

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forth in subparagraph (iii) of this definition), by (B) the maximum total number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such Convertible Securities.

                  (iii) Calculation of Consideration Received. If any Common Stock, Purchase Rights or Convertible Securities are issued or sold for cash, the consideration received therefor will be the amount received by the Corporation therefor, after deduction of all underwriting discounts or allowances in connection with such issuance, grant or sale. In case any Common Stock, Purchase Rights or Convertible Securities are issued or sold for a consideration part or all of which shall be other than cash, including in the case of a strategic or similar arrangement in which the other entity will provide services to the Corporation, purchase services from the Corporation or otherwise provide intangible consideration to the Corporation, the amount of the consideration other than cash received by the Corporation (including the net present value of the consideration expected by the Corporation for the provided or purchased services) shall be the fair market value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation will be the Closing Sales Price thereof as of the date of receipt. In case any Common Stock, Purchase Rights or Convertible Securities are issued in connection with any merger or consolidation in which the Corporation is the surviving corporation, the amount of consideration therefor will be deemed to be the fair market value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Common Stock, Purchase Rights or Convertible Securities, as the case may be. Notwithstanding anything else herein to the contrary, if Common Stock, Purchase Rights or Convertible Securities are issued or sold in conjunction with each other as part of a single transaction or in a series of related transactions, the Holder may elect to determine the amount of consideration deemed to be received by the Corporation therefor by deducting the fair value of any type of securities (the "Disregarded Securities") issued or sold in such transaction or series of transactions. For example, if the Corporation were to issue convertible notes having a face value of $1,000,000 and warrants to purchase shares of Common Stock at an exercise price equal to the market price of the Common Stock on the date of issuance of such warrants in exchange for $1,000,000 of consideration, the fair value of the warrants would be subtracted from the $1,000,000 of consideration received by the Corporation for the purposes of determining whether the shares of Common Stock issuable upon conversion of the convertible notes shall be deemed to be issued at a price per share below the Conversion Price then in effect. The Corporation shall calculate, using standard commercial valuation methods appropriate for valuing such assets, the fair market value of any consideration other than cash or securities; provided, however, that if the Holder does not agree to such fair market value calculation within three business days after receipt thereof from the Corporation, then such fair market value shall be determined in good faith by an investment banker or other appropriate expert of national reputation selected by the Corporation and reasonably acceptable to the Holder, with the costs of such appraisal to be borne by the Corporation.

                  (iv) Excluded Issuances. Notwithstanding the foregoing, none of the following issuances shall be deemed to be "Dilutive Issuances": (i) the issuance of Common Stock upon the exercise or conversion of any Convertible Securities or Purchase Rights outstanding on the Issuance Date and disclosed in
Section 3(c) of the Disclosure Schedule to the Securities Purchase Agreement between the Corporation and the purchaser named therein (the "SERIES B SECURITIES PURCHASE AGREEMENT") in accordance with the terms of such Convertible Securities and Purchase

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Rights as of such date; (ii) the grant of options to purchase Common Stock, with exercise prices not less than the market price of the Common Stock on the date of grant, which are issued to employees, officers, directors or consultants of the Corporation for the primary purpose of soliciting or retaining their employment or service pursuant to an equity compensation plan of the Corporation in effect as of the date hereof, and the issuance of Common Stock upon the exercise thereof; (iii) the conversion of the Series B Preferred Stock or the sale and issuance of the Warrants or their exercise for shares of Common Stock,
(iv) the issuance of securities in connection with strategic business partnerships or joint ventures, the primary purpose of which, in the reasonable judgment of the Board of Directors, is not to raise additional capital; (v) the issuance of securities in connection with a bona fide public offering at an offering price per share (prior to underwriter's commissions and discounts) of not less than the Conversion Price (as adjusted pursuant to the terms hereof) that is underwritten by a nationally recognized underwriting firm and results in net proceeds to the Corporation of at least twenty-five million dollars ($25,000,000); (vi) any issuance of securities as to which the Series B Majority Holders shall have executed a written waiver of its rights hereunder; (vii) the issuance of Common Stock pursuant to, and upon the exercise of options granted under, the Company's 2005 Incentive Plan (but only up to such amount as provided for in Section 3(c) of the Disclosure Schedule to the Series B Securities Purchase Agreement); or (viii) the issuance of Common Stock pursuant to the Company's Third Amended Joint Plan of Reorganization (but only up to such amount as provided for in Section 3(c) of the Disclosure Schedule to the Series B Securities Purchase Agreement).

      G. "ISSUANCE DATE" means the date of the closing under the Series B Securities Purchase Agreement, pursuant to which the Corporation issues, and such purchasers purchase, shares of Series B Preferred Stock upon the terms and conditions stated therein.

      H. "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement, to be dated as of the Issuance Date, by and among the Corporation and the initial holders of Series B Preferred Stock.

      I. "SERIES B MAJORITY HOLDERS" means the holders of a majority of the then outstanding shares of Series B Preferred Stock.

      J. "TRADING DAY" means any day on which the principal United States securities exchange or trading market where the Common Stock is then listed or traded, is open for trading.

      K. "WARRANTS" means (i) the warrants to acquire shares of Common Stock issued to the purchaser of the Company's Series A Preferred Stock in connection with that Securities Purchase Agreement dated October 1, 2004 (the "SERIES A SECURITIES PURCHASE AGREEMENT"), (ii) the warrants to acquire shares of Common Stock to be issued to the purchaser(s) of Series B Preferred Stock in connection with the issuance thereof pursuant to the Series B Securities Purchase Agreement, and (iii) the warrants to be issued by the Corporation to the holder of the promissory note (the "NOTE") issued pursuant to the Series B Securities Purchase Agreement in consideration of the exchange of such Note in accordance with the terms thereof.

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                                 III. DIVIDENDS

      Dividends (the "DIVIDENDS") shall be payable cumulatively, at the rate of eight percent (8%) per annum (calculated on the basis of a 365-day year), which rate shall automatically decrease to three percent (3%) per annum on September 1, 2006, (a) upon any conversion for each share of Series B Preferred Stock, and
(b) as to each outstanding share of Series B Preferred Stock, on August 31, November 30, February 28 and May 31 of each year, beginning August 31, 2005 and ending on the earlier of (1) August 31, 2008 and (2) the date such share of Series B Preferred Stock is fully converted or fully redeemed. Payment of the Dividend shall be made at the election of the holder of each share of Series B Preferred Stock (i) in cash, or (ii) in such number of shares of Series B Preferred Stock determined by dividing the amount of the Dividend by the Face Amount.

                                 IV. CONVERSION

      A. Conversion at the Option of the Holder. Subject to the limitations on conversions contained in Article XIV, each holder of shares of Series B Preferred Stock may, at any time and from time to time, convert (an "OPTIONAL CONVERSION") each of its shares of Series B Preferred Stock into a number of fully paid and nonassessable shares of Common Stock determined in accordance with the following formula:

                                   FACE AMOUNT
                                CONVERSION PRICE

      B. Mechanics of Conversion. In order to effect an Optional Conversion, a holder shall: (x) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion to the Corporation (Attention: Secretary) and (y) surrender or cause to be surrendered the original certificates representing the Series B Preferred Stock being converted (the "PREFERRED STOCK CERTIFICATES"), duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Corporation. Upon receipt by the Corporation of a facsimile copy of a Notice of Conversion from a holder, the Corporation shall promptly send, via facsimile, a confirmation to such holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the conversion. The Corporation shall not be obligated to issue shares of Common Stock upon a conversion unless either the Preferred Stock Certificates are delivered to the Corporation as provided above, or the holder notifies the Corporation that such Preferred Stock Certificates have been lost, stolen or destroyed and delivers the documentation to the Corporation required by Article XV.B hereof.

            (i) Delivery of Common Stock Upon Conversion. Upon the surrender of Preferred Stock Certificates accompanied by a Notice of Conversion, the Corporation (itself, or through its transfer agent) shall, no later than the later of (a) the second business day following the Conversion Date and (b) the business day following the date of such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of indemnity pursuant to
Article XV.B) (the "DELIVERY PERIOD"), issue and deliver (i.e., deposit with a nationally recognized overnight courier service postage prepaid) to the holder or its nominee (x) that number of shares of Common Stock issuable upon conversion of such shares of Series B Preferred Stock being converted and (y) a

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certificate representing the number of shares of Series B Preferred Stock not being converted, if any. Notwithstanding the foregoing, if the Corporation's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, and so long as the certificates therefor do not bear a legend (pursuant to the terms of the Series B Securities Purchase Agreement) and the holder thereof is not then required to return such certificate for the placement of a legend thereon (pursuant to the terms of the Series B Securities Purchase Agreement), the Corporation shall cause its transfer agent to promptly electronically transmit the Common Stock issuable upon conversion to the holder by crediting the account of the holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system ("DTC TRANSFER"). If the aforementioned conditions to a DTC Transfer are not satisfied, the Corporation shall deliver as provided above to the holder physical certificates representing the Common Stock issuable upon conversion. Further, a holder may instruct the Corporation to deliver to the holder physical certificates representing the Common Stock issuable upon conversion in lieu of delivering such shares by way of DTC Transfer.

            (ii) Taxes. The Corporation shall pay any and all taxes that may be imposed upon it with respect to the issuance and delivery of the shares of Common Stock upon the conversion of the Series B Preferred Stock.

            (iii) No Fractional Shares. If any conversion of Series B Preferred Stock would result in the issuance of a fractional share of Common Stock (aggregating all shares of Series B Preferred Stock being converted pursuant to a given Notice of Conversion), such fractional share shall be payable in cash based upon the ten day average Closing Sales Price of the Common Stock at such time, and the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock shall be the next lower whole number of shares. If the Corporation elects not to, or is unable to, make such a cash payment, the holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

            (iv) Conversion Disputes. In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock as are not disputed in accordance with subparagraph (i) above. If such dispute involves the calculation of the Conversion Price, and such dispute is not promptly resolved by discussion between the relevant holder and the Corporation, the Corporation shall submit the disputed calculations to an independent outside accountant via facsimile within three business days of receipt of the Notice of Conversion. The accountant, at the Corporation's sole expense, shall promptly audit the calculations and notify the Corporation and the holder of the results no later than three business days from the date it receives the disputed calculations. The accountant's calculation shall be deemed conclusive, absent manifest error. The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (i) above.

            (v) Payment of Accrued Amounts. Upon conversion of any shares of Series B Preferred Stock, all amounts then accrued or payable on such shares under this Certificate of Designation (including, without limitation, all Dividends) or the Registration Rights Agreement through and including the Conversion Date shall be paid in cash by the Corporation or, in the case of any Dividend, in the manner described in Article III.

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                    V. RESERVATION OF SHARES OF COMMON STOCK

      A. Reserved Amount. On or prior to the Issuance Date, the Corporation shall reserve 10,000,000 shares of its authorized but unissued shares of Common Stock for issuance upon conversion of the Series B Preferred Stock (including any Dividend payable thereon) and exercise of the Warrants and, thereafter, the number of authorized but unissued shares of Common Stock so reserved (the "RESERVED AMOUNT") shall at all times be sufficient to provide for the full conversion (including any Dividend payable thereon) of all of the Series B Preferred Stock (including any Dividend payable thereon) outstanding at the then current Conversion Price thereof (without giving effect to the limitations contained in Article XIV) and the full exercise of all Warrants outstanding at the then current exercise price thereof (without giving effect to the limitations on exercise set forth therein). The Reserved Amount shall be allocated among the holders of Series B Preferred Stock as provided in Article XVI.C.

      B. Increases to Reserved Amount. If the Reserved Amount for any three consecutive trading days (the last of such three trading days being the "AUTHORIZATION TRIGGER DATE") shall be less than one hundred percent (100%) of the number of shares of Common Stock issuable upon (i) full conversion (including any Dividend payable thereon) of the then outstanding shares of Series B Preferred Stock (without giving effect to the limitations contained in Article XIV) and (ii) full exercise of all Warrants outstanding at the then current exercise price thereof (without giving effect to the limitations on exercise set forth therein), the Corporation shall immediately notify the holders of Series B Preferred Stock of such occurrence and shall take immediate action (including, if necessary, seeking stockholder approval to authorize the issuance of additional shares of Common Stock) to increase the Reserved Amount to one hundred percent (100%) of the number of shares of Common Stock then issuable upon (i) full conversion of all of the outstanding Series B Preferred Stock at the then current Conversion Price (without giving effect to the limitations contained in Article XIV) and (ii) full exercise of all Warrants outstanding at the then current exercise price thereof (without giving effect to the limitations on exercise set forth therein). In the event the Corporation fails to so increase the Reserved Amount within 90 days after an Authorization Trigger Date, each holder of Series B Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time, by delivery of a Redemption Notice to the Corporation, to require the Corporation to redeem for cash, at an amount per share equal to the Redemption Amount (as defined in Article VII.B), a number of the holder's shares of Series B Preferred Stock such that, after giving effect to such redemption, the then unissued portion of such holder's Reserved Amount is at least equal to one hundred percent (100%) of the total number of shares of Common Stock issuable upon conversion of such holder's shares of Series B Preferred Stock. If the Corporation fails to redeem any of such shares within five business days after its receipt of such Redemption Notice, then such holder shall be entitled to the remedies provided in Article VII.C. For the avoidance of doubt, no holder of Series B Preferred Stock shall have the right to submit a Redemption Notice pursuant to this Article V.B at any time that the Reserved Amount equals one hundred percent (100%) of the number of shares of Common Stock then issuable upon full conversion (including any Dividend payable thereon) of all of the outstanding Series B Preferred Stock at the then current Conversion Price (without giving effect to the limitations contained in Article XIV).

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                       VI. FAILURE TO SATISFY CONVERSIONS

      A. Conversion Defaults. If, at any time, (i) a holder of shares of Series B Preferred Stock submits a Notice of Conversion and the Corporation fails for any reason (other than because such issuance would exceed such holder's allocated portion of the Reserved Amount, for which failures the holders shall have the remedies set forth in Article V) to deliver, on or prior to the fifth business day following the expiration of the Delivery Period for such conversion, such number of freely tradable shares of Common Stock to which such holder is entitled upon such conversion, or (ii) the Corporation provides written notice to any holder of Series B Preferred Stock (or makes a public announcement via press release) at any time of its intention not to issue freely tradable shares of Common Stock upon exercise by any holder of its conversion rights in accordance with the terms of this Certificate of Designation (other than because such issuance would exceed such holder's allocated portion of the Cap Amount or Reserved Amount) (each of (i) and (ii) being a "CONVERSION DEFAULT"), then the holder may elect, at any time and from time to time prior to the Default Cure Date for such Conversion Default, by delivery of a Redemption Notice to the Corporation, to have all or any portion of such holder's outstanding shares of Series B Preferred Stock redeemed by the Corporation for cash, at an amount per share equal to the Redemption Amount (as defined in Article VII.B). If the Corporation fails to redeem any of such shares within five business days after its receipt of such Redemption Notice, then such holder shall be entitled to the remedies provided in Article VII.C.

      B. Buy-In Cure. Unless the Corporation has notified the applicable holder in writing prior to the delivery by such holder of a Notice of Conversion that the Corporation is unable to honor conversions, if (i) (a) the Corporation fails to promptly deliver during the Delivery Period shares of Common Stock to a holder upon a conversion of shares of Series B Preferred Stock or (b) there shall occur a Legend Removal Failure (as defined in Article VII.A(iii) below) and (ii) thereafter, such holder purchases (in an open market transaction or otherwise) shares of Common Stock to make delivery in satisfaction of a sale by such holder of the unlegended shares of Common Stock (the "SOLD SHARES") which such holder anticipated receiving upon such conversion (a "BUY-IN"), the Corporation shall pay such holder, in addition to any other remedies available to the holder, the amount by which (x) such holder's total purchase price (including brokerage commissions, if any) for the unlegended shares of Common Stock so purchased exceeds (y) the net proceeds received by such holder from the sale of the Sold Shares. For example, if a holder purchases unlegended shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to shares of Common Stock it sold for $10,000, the Corporation will be required to pay the holder $1,000. A holder shall provide the Corporation written notification and supporting documentation indicating any amounts payable to such holder pursuant to this Article VI.B.

                     VII. REDEMPTION DUE TO CERTAIN EVENTS

      A. Redemption by Holder. In the event (each of the events described in clauses (i)-(viii) below after expiration of the applicable cure period (if any) being a "REDEMPTION EVENT"):

            (i) the Common Stock (including any of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock) is suspended from trading on any of, or is not listed

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(and authorized) for trading on at least one of, the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market or the Nasdaq SmallCap Market for an aggregate of ten or more trading days in any twelve month period;

            (ii) the registration statement required to be filed by the Corporation pursuant to Section 2(a) of the Registration Rights Agreement has not been declared effective by the one hundred twentieth (120th) day following the Issuance Date or such registration statement, after being declared effective, cannot be utilized by the holders of Series B Preferred Stock for the resale of all of their Registrable Securities (as defined in the Registration Rights Agreement) for an aggregate of more than 15 days in the aggregate;

            (iii) the Corporation fails to remove any restrictive legend on any certificate or any shares of Common Stock issued to the holders of Series B Preferred Stock upon conversion of the Series B Preferred Stock as and when required by this Certificate of Designation, the Series B Securities Purchase Agreement or the Registration Rights Agreement (a "LEGEND REMOVAL FAILURE"), and any such failure continues uncured for five business days after the Corporation has been notified thereof in writing by the holder;

            (iv) the Corporation provides written notice (or otherwise indicates) to any holder of Series B Preferred Stock, or states by way of public announcement distributed via a press release, at any time, of its intention not to issue, or otherwise refuses to issue, shares of Common Stock to any holder of Series B Preferred Stock upon conversion in accordance with the terms of this Certificate of Designation;

            (v) the Corporation or any subsidiary of the Corporation shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed;

            (vi) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Corporation or any subsidiary of the Corporation and if instituted against the Corporation or any subsidiary of the Corporation by a third party, shall not be dismissed within 60 days of their initiation;

            (vii) the Corporation shall:

                  (a) sell, convey or dispose of all or substantially all of its assets (the presentation of any such transaction for stockholder approval being conclusive evidence that such transaction involves the sale of all or substantially all of the assets of the Corporation);

                  (b) merge or consolidate with or into, or engage in any other business combination with, any other person or entity, in any case which results in either (i) the holders of the voting securities of the Corporation immediately prior to such transaction holding or having the right to direct the voting of fifty percent (50%) or less of the total outstanding voting securities of the Corporation or such other surviving or acquiring person or entity immediately following such transaction or (ii) the members of the board of directors or other governing body of the Corporation comprising fifty percent (50%) of less of the members of the board of directors or other governing body of the Corporation or such other surviving or acquiring person or entity immediately following such transaction;

                  (c) either (i) fail to pay, when due, or within any applicable grace period, any payment with respect to any indebtedness of the Corporation in excess of $250,000 due to any third party, other than payments contested by the Corporation in good faith, or otherwise be in breach or violation of any agreement for monies owed or owing in an amount in excess of $250,000 which breach or violation permits the other party thereto to declare a default or otherwise accelerate amounts due thereunder, or (ii) suffer to exist any other default or event of default under any agreement binding the Corporation which default or event of default would or is likely to have a material adverse effect on the business, operations, properties, prospects or financial condition of the Corporation;

                  (d) have fifty percent (50%) or more of the voting power of its capital stock owned beneficially by one person, entity or "group" (as such term is used under Section 13(d) of the Securities Exchange Act of 1934, as amended);

                  (e) experience any Change of Control not otherwise addressed in subparagraphs (a)-(d) above; or

            (viii) except with respect to matters covered by subparagraphs (i) -
(vii) above, as to which such applicable subparagraphs shall apply, the Corporation otherwise shall breach any material term hereunder or under the Series B Securities Purchase Agreement, the Registration Rights Agreement, the Warrants or the Note, including, without limitation, the representations and warranties contained therein (i.e., in the event of a material breach as of the date such representation and warranty was made) and if such breach is curable, shall fail to cure such breach within ten business days after the Corporation has been notified thereof in writing by the holder;

then, upon the occurrence of any such Redemption Event, each holder of shares of Series B Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time by delivery of a written notice to such effect (a "REDEMPTION NOTICE") to the Corporation while such Redemption Event continues, to require the Corporation to purchase for cash any or all of the then outstanding shares of Series B Preferred Stock held by such holder for an amount per share equal to the Redemption Amount (as defined in Paragraph B below) in effect at the time of the redemption hereunder. For the avoidance of doubt, the occurrence of any event described in clauses (i), (ii), (iv), (v),
(vi) and (vii) above shall immediately constitute a Redemption Event and there shall be no cure period. Upon the Corporation's receipt of any Redemption Notice hereunder (other than during the three trading day period following the Corporation's delivery of a Redemption Announcement (as defined below) to all of the holders in response to the Corporation's initial receipt of a Redemption Notice from a holder of Series B Preferred Stock), the Corporation shall immediately (and in any event within one business day following such receipt) deliver a written notice (a "REDEMPTION ANNOUNCEMENT") to all holders of Series B Preferred Stock stating the date upon which the Corporation received such Redemption Notice and the amount of Series B Preferred Stock covered thereby. The Corporation shall not redeem any shares of Series B Preferred Stock during the three trading day period following the delivery of a required Redemption Announcement hereunder. At any time and from time to time during such three trading day period, each holder of Series B Preferred Stock may request (either orally or in writing) information from the Corporation with respect to the instant redemption (including, but not limited to, the aggregate number of shares of Series B Preferred Stock covered by Redemption Notices received by the Corporation) and the Corporation shall furnish (either orally or in writing) as soon as practicable such requested information to such requesting holder.

      B. Definition of Redemption Amount. The "REDEMPTION AMOUNT" with respect to a share of Series B Preferred Stock means an amount equal to the greater of:

            (i) V/CP * M

      and (ii) V * R

where:

            "V" means the Face Amount thereof plus all accrued Dividends thereon through the date of payment of the Redemption Amount;

            "CP" means the Conversion Price in effect on the date on which the Corporation receives the Redemption Notice;

            "M" means (i) with respect to all redemptions other than redemptions pursuant to subparagraph (a) or (b) of Article VII.A(vii) hereof, the highest Closing Sales Price of the Corporation's Common Stock during the period beginning 10 trading days prior to the date on which the Corporation receives the Redemption Notice and ending on the date immediately preceding the date of payment of the Redemption Amount and (ii) with respect to redemptions pursuant to subparagraph (a) or (b) of Article VII.A(vii) hereof, the greater of (a) the amount determined pursuant to clause (i) of this definition or (b) the fair market value, as of the date on which the Corporation receives the Redemption Notice, of the consideration payable to the holder of a share of Common Stock pursuant to the transaction which triggers the redemption. For purposes of this definition, "fair market value" shall be determined by the mutual agreement of the Corporation and the Series B Majority Holders, or if such agreement cannot be reached within five business days prior to the date of redemption, by an investment banking firm selected by the Corporation and reasonably acceptable to the Series B Majority Holders, with the costs of such appraisal to be borne by the Corporation; and

            "R" means 115%, except in the case of a Redemption Event described in Article VII.A.(vii), in which case "R" means 150%.

      C. Redemption Defaults. If the Corporation fails to pay any holder the Redemption Amount with respect to any share of Series B Preferred Stock within five business days after its receipt of a Redemption Notice, then the holder of Series B Preferred Stock entitled to redemption shall be entitled to interest on the Redemption Amount at a per annum rate equal to the lower of eighteen percent (18%) and the highest interest rate permitted by applicable law from the date on which the Corporation receives the Redemption Notice until the date of payment of the Redemption Amount hereunder. In the event the Corporation is not able to redeem all of the shares of Series B Preferred Stock subject to Redemption Notices delivered prior to the date upon which such redemption is to be effected, the Corporation shall redeem shares of Series B Preferred Stock from each holder pro rata, based on the total number of shares of Series B Preferred Stock outstanding at the time of redemption included by such holder in all Redemption Notices delivered prior to the date upon which such redemption is to be effected relative to the total number of shares of Series B Preferred Stock outstanding at the time of redemption included in all of the Redemption Notices delivered prior to the date upon which such redemption is to be effected.

                                   VIII. RANK

      All shares of the Series B Preferred Stock shall rank (i) prior to the Corporation's Common Stock and any class or series of capital stock of the Corporation hereafter created (unless, with the consent of the Series B Majority Holders obtained in accordance with Article XIII hereof, such class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Series B Preferred Stock) (collectively with the Common Stock, "JUNIOR SECURITIES"); (ii) pari passu with (a) the Corporation's Series A Convertible Preferred Stock and (b) any class or series of capital stock of the Corporation hereafter created (with the written consent of the Series B Majority Holders obtained in accordance with Article XII hereof) specifically ranking, by its terms, on parity with the Series B Preferred Stock (the "PARI PASSU SECURITIES"); and (iii) junior to any class or series of capital stock of the Corporation hereafter created (with the written consent of the Series B Majority Holders obtained in accordance with Article XII hereof) specifically ranking, by its terms, senior to the Series B Preferred Stock (collectively, the "SENIOR SECURITIES"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

                           IX. LIQUIDATION PREFERENCE

      A. Priority in Liquidation. In the event that the Corporation shall liquidate, dissolve or wind up its affairs (a "LIQUIDATION EVENT"), no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than Senior Securities pursuant to the rights, preferences and privileges thereof) upon liquidation, dissolution or winding up unless prior thereto the holders of shares of Series B Preferred Stock shall have received the Liquidation Preference with respect to each share. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series B Preferred Stock and holders of Pari Passu Securities, if any, shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series B Preferred Stock and the Pari Passu Securities, if any, shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of Senior Securities, if any, the holders of the Series B Preferred Stock and the holders of Pari Passu Securities, if any, shall be sufficient to permit the payment to such holders of the preferential amounts payable thereon, then after such payment shall be made in full to the holders of Senior Securities, if any, the holders of the Series B Preferred Stock and the holders of Pari Passu Securities, if any, the remaining assets and funds available for distribution shall be distributed ratably among the holders of shares of Series B Preferred Stock, the holders of any other class or series of Preferred Stock entitled to participate with the Common Stock in a liquidating distribution and the holders of the Common Stock, with the holders of shares of Preferred Stock deemed to hold the number of shares of Common Stock into which such shares of Preferred Stock are then convertible.

      B. Definition of Liquidation Preference. The "LIQUIDATION PREFERENCE" with respect to a share of Series B Preferred Stock means the greater of (i) an amount equal to one and one-half (1.5) multiplied by the Face Amount thereof, and (ii) the amount that would be distributed in such Liquidation Event on the number of shares of Common Stock into which a share of Series B Preferred Stock could be converted immediately prior to such Liquidation Event, assuming all shares of Series B Preferred Stock were so converted. The Liquidation Preference with respect to any Pari Passu Securities, if any, shall be as set forth in the Certificate of Designation filed in respect thereof.

                     X. ADJUSTMENTS TO THE CONVERSION PRICE

      The Conversion Price shall be subject to adjustment from time to time as follows:

      A. Stock Splits, Stock Dividends, Etc. If, at any time on or after the Issuance Date, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event, the Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination, reclassification or other similar event, the Conversion Price shall be proportionately increased. In such event, the Corporation shall notify the Corporation's transfer agent of such change on or before the effective date thereof.

      B. Change of Control. If, at any time after the Issuance Date, there shall be a Change of Control, then the holders of Series B Preferred Stock shall thereafter have the right to receive upon conversion, in lieu of the shares of Common Stock otherwise issuable, such shares of stock, securities and/or other property as would have been issued or payable in such Change of Control with respect to or in exchange for the number of shares of Common Stock which would have been issuable upon conversion had such Change of Control not taken place (without giving effect to the limitations contained in Article XIV), and in any such case, appropriate provisions (in form and substance reasonably satisfactory to the Series B Majority Holders) shall be made with respect to the rights and interests of the holders of the Series B Preferred Stock to the end that the economic value of the shares of Series B Preferred Stock are in no way diminished by such Change of Control and that the provisions hereof (including, without limitation, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is not the Corporation, an immediate adjustment of the Conversion Price so that the Conversion Price immediately after the Change of Control reflects the same relative value as compared to the value of the surviving entity's common stock that existed between the Conversion Price and the value of the Corporation's Common Stock immediately prior to such Change of Control) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the conversion thereof. The Corporation shall not effect any Change of Control unless (i) each holder of Series B Preferred Stock has received written notice (the "CHANGE OF CONTROL NOTICE") of such transaction at least 30 days prior thereto, but in no event later than 10 days prior to the record date for the determination of stockholders entitled to vote with respect thereto, and
(ii) the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument (in form and substance reasonable satisfactory to the Series B Majority Holders) the obligations of this Certificate of Designation (including, without limitation, the obligation to make payments of Dividends accrued but unpaid through the date of such Change of Control and accruing thereafter). The above provisions shall apply regardless of whether or not there would have been a sufficient number of shares of Common Stock authorized and available for issuance upon conversion of the shares of Series B Preferred Stock outstanding as of the date of such transaction, and shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

      C. Distributions. If, at any time after the Issuance Date, the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise (including any dividend or distribution to the Corporation's stockholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a "DISTRIBUTION"), then the holders of Series B Preferred Stock shall be entitled, upon any conversion of shares of Series B Preferred Stock after the date of record for determining stockholders entitled to such Distribution (or if no such record is taken, the date on which such Distribution is declared or made), to receive the amount of such assets which would have been payable to the holder with respect to the shares of Common Stock issuable upon such conversion (without giving effect to the limitations contained in Article XIV) had such holder been the holder of such shares of Common Stock on the record date for the determination of stockholders entitled to such Distribution (or if no such record is taken, the date on which such Distribution is declared or made).

      D. Convertible Securities and Purchase Rights. If, at any time after the Issuance Date, the Corporation issues any securities or other instruments which are convertible into or exercisable or exchangeable for Common Stock ("CONVERTIBLE SECURITIES") or options, warrants or other rights to purchase or subscribe for Common Stock or Convertible Securities ("PURCHASE RIGHTS") pro rata to the record holders of any class of Common Stock, whether or not such Convertible Securities or Purchase Rights are immediately convertible, exercisable or exchangeable, then the holders of Series B Preferred Stock shall be entitled to acquire, upon the terms applicable to such Convertible Securities or Purchase Rights, the aggregate number of Convertible Securities or Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series B Preferred Stock (without giving effect to the limitations contained in Article
XIV) immediately before the date on which a record is taken for the grant, issuance or sale of such Convertible Securities or Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Convertible Securities or Purchase Rights.

      E. Other Action Affecting Conversion Price. If, at any time after the Issuance Date, the Corporation takes any action affecting the Common Stock that would be covered by Article X.A through D, but for the manner in which such action is taken or structured, which would in any way diminish the value of the Series B Preferred Stock, then the Conversion Price shall be adjusted in such manner as the Board of Directors of the Corporation shall in good faith determine to be equitable under the circumstances.

      F. Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article X amounting to a more than one percent (1%) change in such Conversion Price, or any change in the number or type of stock, securities and/or other property issuable upon conversion of the Series B Preferred Stock, the Corporation, at its expense, shall promptly compute such adjustment or readjustment or change and prepare and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment or change and showing in detail the facts upon which such adjustment or readjustment or change is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish to such holder a like certificate setting forth (i) such adjustment or readjustment or change, (ii) the Conversion Price at the time in effect and
(iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series B Preferred Stock.

                   XI. VOTING RIGHTS AND BOARD REPRESENTATION

      A. Voting Rights.

            (i) Except as otherwise expressly provided elsewhere in this Certificate of Designation or as otherwise required by the Delaware General Corporation Law (the "DGCL"), (a) each holder of Series B Preferred Stock shall be entitled to vote on all matters submitted to a vote of the stockholders of the Corporation and shall be entitled to that number of votes equal to the number of shares of Common Stock into which such holder's shares of Series B Preferred Stock could then be converted (subject to the limitations set forth in Article XIV) at the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, and (b) the holders of shares of Series B Preferred Stock and Common Stock shall vote together (or tender written consents in lieu of a vote) as a single class on all matters submitted to the stockholders of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares of Common Stock into which shares of Series B Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number.

            (ii) The Corporation shall provide each holder of Series B Preferred Stock with prior notification of any meeting of the stockholders (and copies of proxy materials and other information sent to stockholders). If the Corporation takes a record of its stockholders for the purpose of determining stockholders entitled to (a) receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or (b) to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Corporation, or any proposed merger, consolidation, liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to each holder of Series B Preferred Stock, at least 15 days prior to the record date specified therein (or 45 days prior to the consummation of the transaction or event, whichever is earlier, but in no event earlier than public announcement of such proposed transaction), of the date on which any such record is to be taken for the purpose of such vote, dividend, distribution, right or other event, and a brief statement regarding the amount and character of such vote, dividend, distribution, right or other event to the extent known at such time.

            (iii) To the extent that under the DGCL the vote of the holders of the Series B Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the then outstanding shares of the Series B Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of the Series B Majority Holders (except as otherwise may be required under the DGCL) shall constitute the approval of such action by the class.

      B. Board Representation. The holders of Series B Preferred Stock, exclusively and as a separate class, shall be entitled to elect one member of the Board (the "SERIES B DIRECTOR"). The director elected to the Board of Directors by the Series A Convertible Preferred Stockholders shall initially serve as the Series B Director. The Series B Director may be removed without cause by, and only by, the affirmative vote of the holders of Series B Preferred Stock, given either at a special meeting of the holders of Series B Preferred Stock duly called for that purpose, or by written consent of the holders of Series B Preferred Stock. So long as any shares of Series B Preferred Stock are outstanding, the Company shall not enter into any definitive agreement providing for, or consummate any Change of Control transaction unless the holders of Series B Preferred Stock, exclusively and as a separate class of securities, shall be entitled to elect one or more member of the board of directors (or equivalent board) of the acquirer or successor entity, as the case may be, holding at least the same proportional voting power in respect of such board of such entity as the Series B Director held in respect of the Board of Directors immediately prior to the consummation of such Change of Control.

      C. Board Observation. The holders of Series B Preferred Stock, exclusively and as a separate class, shall be entitled to designate one observer (an "OBSERVER") to attend all meetings of the Board and all committees thereof. The Board will give the Observer reasonable prior notice (it being agreed that the same prior notice given to the Board shall be deemed reasonable prior notice) in any matter permitted by the Corporation's bylaws for notice to directors of the time and place of any proposed meeting of the Board, and such notice in all cases shall include true and correct copies of all documents furnished to any director in connection with such meeting. The Observer will be entitled to be present in person as an observer to any such meeting or, if a meeting is held by telephone conference or other electronic means, to participate therein for the purpose of listening thereto. The Corporation will deliver to the Observer copies of all documents that may be distributed from time to time to the members of the Board (in their capacity as such) at such time as such papers are so distributed to them, including copies of any written consent. The Observer shall hold in confidence to the same extent required by law of the members of the Board all documents furnished in connection with any meeting of the Board and any committee thereof and all information received through oral communication in any meeting of the Board and any committee thereof.

      D. Investment Oversight Committee. The investment oversight committee established pursuant to the Corporation's Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock is hereby terminated and a new investment oversight committee (the

"INVESTMENT OVERSIGHT COMMITTEE") is hereby established for the purpose of monitoring the disbursement of the net proceeds to the Corporation from transactions pursuant to the Series A Securities Purchase Agreement and Series B Securities Purchase Agreement. The Investment Oversight Committee shall consist of two (2) members, one of whom shall be appointed by the Board and one of whom shall be appointed by the holders of Series B Preferred Stock. The initial members shall be W. Michael Smith and Raahim Don. All expenditures of the proceeds resulting from the sales of securities by the Corporation pursuant to the Series A Securities Purchase Agreement and Series B Securities Purchase Agreement shall require the unanimous, prior, written approval of the members of the Investment Oversight Committee. The Investment Oversight Committee shall remain in existence until the Company has used all of the proceeds received in connection with the transactions contemplated by the Series B Securities Purchase Agreement.

                           XII. PROTECTION PROVISIONS

      So long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not take any of the following corporate actions (whether by merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by the DGCL) of the Series B Majority
Holders:

            (i) alter or change the rights, preferences or privileges of the Series B Preferred Stock, or increase the authorized number of shares of Series B Preferred Stock;

            (ii) amend its certificate of incorporation or bylaws;

            (iii) issue any shares of Series B Preferred Stock other than pursuant to the Series B Securities Purchase Agreement or as a Dividend (as described in Article III);

            (iv) redeem, repurchase or otherwise acquire, or declare or pay any cash dividend or distribution on, any Junior Securities;

            (v) increase the par value of the Common Stock;

            (vi) sell all or substantially all of its assets or stock, or consolidate or merge with another entity;

            (vii) enter into or permit to occur any Change of Control transaction;

            (viii) sell, transfer or encumber technology, other than licenses granted in the ordinary course of business;

            (ix) liquidate, dissolve, recapitalize or reorganize;

            (x) authorize, reserve, or issue Common Stock with respect to any plan or agreement that provides for the issuance of equity securities to employees, officers, directors or consultants of the Corporation in excess of 250,000 shares of Common Stock, which figure equals the number of shares of Common Stock currently reserved for issuance under such plans and arrangements;

            (xi) change its principal business;

            (xii) issue shares of Common Stock, other than as contemplated herein or by the Warrants;

            (xiii) increase the number of members of the Board to more than 7 members, or, if no Series B Director has been elected, increase the number of members of the Board to more than 6 members;

            (xiv) alter or change the rights, preferences or privileges of any capital stock of the Corporation so as to affect adversely the Series B Preferred Stock;

            (xv) create or issue any Senior Securities or Pari Passu Securities;

            (xvi) except for the issuance of debt securities on an unsecured basis to, or incurrence of unsecured indebtedness from, a recognized financial institution in an aggregate amount not exceeding $5,000,000 and which, in the case of debt securities, are not Convertible Securities or Purchase Rights, issue any debt securities or incur any indebtedness that would have any preferences over the Series B Preferred Stock upon liquidation of the Corporation, or redeem, repurchase, prepay or otherwise acquire any outstanding debt securities or indebtedness of the Corporation, except as expressly required by the terms of such securities or indebtedness;

            (xvii) make any Dilutive Issuance;

            (xviii) enter into any agreement, commitment, understanding or other arrangement to take any of the foregoing actions; or

            (xix) cause or authorize any subsidiary of the Corporation to engage in any of the foregoing actions.

Notwithstanding the foregoing, no corporate action pursuant to this Article XII shall be effective to the extent that, by its terms, it applies to less than all of the holders of shares of Series B Preferred Stock then outstanding.

                           XIII. OPTIONAL REDEMPTION

      A. If, at any time after the first anniversary of the Issuance Date and before the fourth anniversary of the Issuance Date, on each trading day during a period of at least twenty (20) consecutive trading days (a) the Closing Sales Price of the Common Stock is at least 200% of the Conversion Price then in effect and (b) the trading volume (as reported by Bloomberg) and Market Price of the Common Stock result in a value of at least $350,000 of Common Stock traded on each trading day, then the Corporation shall have the right to redeem all shares of Series B Preferred Stock then outstanding at price per share of Series B Preferred Stock equal to the product of two multiplied by the sum of the Face Amount plus all accrued and unpaid Dividends thereon through the closing date of such redemption.

      B. Any redemption made by the Corporation pursuant to this Article XIII (the "COMPANY REDEMPTION") shall be made by providing forty-five (45) days' advance written notice (the "COMPANY REDEMPTION NOTICE") to the holders of shares of Series B Preferred Stock. The Corporation may redeem all, but not less than all, of the outstanding shares of Series B Preferred Stock pursuant to this
Article XIII.

      C. The Corporation may not deliver to a holder a Company Redemption Notice unless (a) the conditions to such Company redemption have been satisfied within the twenty (20) trading day period preceding such Company Redemption Notice, and
(ii) on or prior to the date of delivery of such Company Redemption Notice, the Corporation shall have segregated on the books and records of the Corporation an amount of cash sufficient to pay all amounts to which the holders of shares of Series B Preferred Stock are entitled upon such redemption pursuant to this
Article XIII. Any Company Redemption Notice delivered shall be irrevocable and shall be accompanied by a certificate executed by a duly authorized officer of the Corporation stating that all conditions to such Company Redemption have been satisfied.

      D. The price per share of Series B Preferred Stock required to be paid by the Corporation pursuant to Article XIII.A (the "COMPANY REDEMPTION AMOUNT") shall be paid in cash to the holders whose Series B Preferred Stock is being redeemed within five (5) business days of the effective date of the Company Redemption (the "COMPANY REDEMPTION DATE"); provided, however, that the Corporation shall not be obligated to deliver any portion of the Company Redemption Amount until either the Preferred Stock Certificates being redeemed are delivered to the office of the Corporation or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and delivers the appropriate documentation in accordance with Article XVI.B hereof. Notwithstanding anything herein to the contrary, in the event that the Preferred Stock Certificates representing the shares of Series B Preferred Stock being redeemed are not delivered to the Corporation or the transfer agent or the holder fails to notify the Corporation or the transfer agent that such certificates have been lost, stolen or destroyed and fails to deliver the appropriate documentation in accordance with Article XV.B hereof prior to the fifth business day following the Company Redemption Date, then the redemption of the Series B Preferred Stock pursuant to this Article XIII shall still be deemed effective as of the Company Redemption Date, but the Company Redemption Amount shall be paid in cash to the holder whose shares of Series B Preferred Stock are being redeemed only within five (5) business days of the date the Preferred Stock Certificates representing such shares are actually delivered to the Corporation or the transfer agent or the holder notifies the Corporation that such Preferred Stock Certificates have been lost, stolen or destroyed and delivers the documentation to the Corporation required by Article XVI.B hereof.

      E. Notwithstanding the delivery of a Company Redemption Notice, a holder may convert some or all of its shares of Series B Preferred Stock subject to such Company Redemption Notice by the delivery at least three trading days prior to the Company Redemption Date of a Notice of

Conversion to the Corporation and otherwise complying with all requirements set forth in Article IV. In the event a holder would be precluded from converting any shares of Series B Preferred Stock subject to a Company Redemption Notice due to the limitation contained in Article XIV, the Company Redemption Date, for such holder only, shall automatically be extended by that number of days by which such holder is so precluded; provided, however, that in no event shall the Company Redemption Date be extended by more than sixty (60) days.

              XIV. LIMITATIONS ON CERTAIN CONVERSIONS AND TRANSFERS

      In no event shall a holder of shares of Series B Preferred Stock of the Corporation have the right to convert shares of Series B Preferred Stock into shares of Common Stock or to dispose of any shares of Series B Preferred Stock to the extent that such right to effect such conversion or disposition would result in the holder and its affiliates together beneficially owning or having the power to vote more than 9.99% of the outstanding shares of Common Stock. For purposes of this Article XIV, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D-G thereunder. The restriction contained in this
Article XIV may not be altered, amended, deleted or changed in any manner whatsoever unless the holders of a majority of the outstanding shares of Common Stock and the Series B Majority Holders shall approve, in writing, such alteration, amendment, deletion or change.

                    XV. PARTICIPATION RIGHT; EXCHANGE RIGHT

      Subject to the terms and conditions specified in this Article XV, the holders of Series B Preferred Stock shall have a right to participate with respect to the issuance or possible issuance of (i) equity or equity-linked securities, or (ii) debt that is convertible into equity or in which there is an equity component ("ADDITIONAL SECURITIES") on the same terms and conditions as offered by the Company to the other purchasers of such Additional Securities. Each time the Company proposes to offer any Additional Securities, the Company shall make an offering of such Additional Securities to each Purchaser in accordance with the following provisions:

            (i) the Company shall deliver a notice (the "NOTICE") to the holders of Series B Preferred Stock stating (A) its bona fide intention to offer such Additional Securities, (B) the number of such Additional Securities to be offered, (C) the price and terms, if any, upon which it proposes to offer such Additional Securities, and (D) the anticipated closing date of the sale of such Additional Securities;

            (ii) until the second anniversary of the Closing Date, by written notification received by the Company within fifteen (15) trading days after giving of the Notice, any holder of Series B Preferred Stock may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Additional Securities that have a total purchase price equal to the greater of (1) fifty percent (50%) of the aggregate amount of the Additional Securities to be offered and sold in such offering and (2) one hundred percent (100%) of the Face Amount of the Series B Preferred Stock then held by such holder (including any shares of Series B Preferred Stock that have been converted into Common Stock), plus any accrued and unpaid Dividends. The

Company shall promptly, in writing, inform each holder of Series B Preferred Stock that elects to purchase all of the Additional Shares available to it ("FULLY-EXERCISING HOLDER") of any other holder of Series B Preferred Stock's failure to do likewise. During the five (5) trading day period commencing after such information is given, each Fully-Exercising Holder shall be entitled to obtain that portion of the Additional Securities for which the holders of Series B Preferred Stock were entitled to subscribe but that were not subscribed for by the holders of Series B Preferred Stock that is equal to the proportion that the Face Amount of the Series B Preferred Stock held by such Fully-Exercising Holder (including any shares of Series B Preferred Stock that have been converted into Common Stock) bears to the total Face Amount of the Series B Preferred Stock held by all holders of Series B Preferred Stock (including any shares of Series B Preferred Stock that have been converted into Common Stock);

            (iii) notwithstanding the provisions of Article XV(ii), at any time after the Closing Date, by written notification received by the Company within five (5) trading days after giving of the Notice required by Article XV(i) above, any holder of Series B Preferred Stock may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Additional Securities that have a total purchase price equal to the Face Amount of the Series B Preferred Stock held by such holder (including any shares of Series B Preferred Stock that have been converted into Common Stock), plus accrued and unpaid Dividends; provided, however, that any holder of Series B Preferred Stock who elects to purchase Additional Securities pursuant to this
Article XV(iii) shall be required to surrender to the Company Series B Preferred Stock (or Common Stock issued on the conversion of such Series B Preferred Stock) for which the Face Amount (plus all accrued but unpaid Dividends) equals the total purchase price of the Additional Securities to be acquired by such holder of Series B Preferred Stock under this paragraph (iii), and the Company shall accept such Series B Preferred Stock (or Common Stock issued on the conversion of such Series B Preferred Stock) as payment in full for such Additional Securities. The provisions of this Article XV(iii) shall be of no further force or effect upon the consummation of any transaction (other than those transactions contemplated by the Series B Securities Purchase Agreement) resulting in the issuance of the Company's Common Stock in connection with a bona fide public offering at an offering price per share (prior to any underwriter's commissions and discounts) of not less than $3.10 (as adjusted to reflect any stock dividends, distributions, combinations, reclassifications and other similar transactions effected by the Company in respect to its Common Stock) that results in total net proceeds to the Company of at least $25,000,000;

            (iv) if all Additional Securities which the holders of Series B Preferred Stock are entitled to obtain pursuant to Article XV(ii) or Article XV(iii) are not elected to be obtained as provided in subsection Article XV(ii) or Article XV(iii) hereof, the Company may, during the 75-day period following the expiration of the period provided in subsection Article XV(ii) or Article XV(iii) hereof, offer the remaining unsubscribed portion of such Additional Securities to any person or persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Notice. If the Company does not consummate the sale of such Additional Securities within such period, the right provided hereunder shall be deemed to be revived and such Additional Securities shall not be offered or sold unless first reoffered to the holders of Series B Preferred Stock in accordance herewith;

            (v) the participation rights in this Article XV shall not be applicable to (A) the issuance or sale of shares of Common Stock (or options therefor) to employees, officers, directors, or consultants of the Company for the primary purpose of soliciting or retaining their employment or service pursuant to a stock option plan (or similar equity incentive plan) approved in good faith by the Board of Directors, (B) the issuance of Common Stock in connection with a bona fide underwritten public offering at an offering price per share (prior to underwriter's commissions and discounts) of not less than 200% of the Conversion Price (as adjusted to reflect any stock dividends, distributions, combinations, reclassifications and other similar transactions effected by the Company in respect to its Common Stock) that results in total proceeds to the Company of at least $25,000,000, (C) the issuance or sale of the Series B Preferred Stock, (D) the issuance of securities in connection with mergers, acquisitions, strategic business partnerships or joint ventures approved by the Board of Directors and the primary purpose of which, in the reasonable judgment of the Board of Directors, is not to raise additional capital or (E) any issuance of securities as to which the Series B Majority Holders shall have executed a written waiver of the rights contained in this Article XV; and

            (vi) the participation rights set forth in this Article XV may not be assigned or transferred, except that such right is assignable by each holder of Series B Preferred Stock to any wholly-owned subsidiary or parent of, or to any corporation or entity that is, within the meaning of the Securities Act, controlling, controlled by or under common control with, any such holder of Series B Preferred Stock.

                               XVI. MISCELLANEOUS

      A. Cancellation of Series B Preferred Stock. If any shares of Series B Preferred Stock are converted pursuant to Article IV, exchanged pursuant to
Article XV(iii) or redeemed or repurchased by the Corporation, the shares so converted or redeemed shall be canceled, shall return to the status of authorized, but unissued Preferred Stock of no designated series, and shall not be issuable by the Corporation as Series B Preferred Stock.

      B. Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, the Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated Preferred Stock Certificate(s) if the holder contemporaneously requests the Corporation to convert such Series B Preferred Stock.

      C. Allocation of Reserved Amount. The initial Reserved Amount shall be allocated pro rata among the holders of Series B Preferred Stock based on the number of shares of Series B Preferred Stock issued to each such holder. Each increase to the Reserved Amount shall be allocated pro rata among the holders of Series B Preferred Stock based on the number of shares of Series B Preferred Stock held by each holder at the time of the increase in the Reserved Amount. In the event a holder shall sell or otherwise transfer any of such holder's shares of Series B Preferred Stock, each transferee shall be allocated a pro rata portion of such transferor's Reserved Amount. Any portion of the Reserved Amount that remains allocated to any person or entity which does not hold any Series B

Preferred Stock shall be allocated to the remaining holders of shares of Series B Preferred Stock, pro rata based on the number of shares of Series B Preferred Stock then held by such holders.

      D. Quarterly Statements of Available Shares. For each calendar quarter beginning in the quarter in which the initial registration statement required to be filed pursuant to Section 2(a) of the Registration Rights Agreement is declared effective and thereafter for so long as any shares of Series B Preferred Stock are outstanding, the Corporation shall deliver (or cause its transfer agent to deliver) to each holder a written report notifying the holders of any reason why the Corporation is prohibited from issuing Common Stock upon any conversion. The report shall also specify (i) the total number of shares of Series B Preferred Stock outstanding as of the end of such quarter, (ii) the total number of shares of Common Stock issued upon all conversions of Series B Preferred Stock prior to the end of such quarter, (iii) the total number of shares of Common Stock which are reserved for issuance upon conversion of the Series B Preferred Stock as of the end of such quarter and (iv) the total number of shares of Common Stock which may thereafter be issued by the Corporation upon conversion of the Series B Preferred Stock before the Corporation would exceed the Cap Amount and the Reserved Amount. The Corporation (or its transfer agent) shall use commercially reasonable efforts to deliver the report for each quarter to each holder prior to the tenth day of the calendar month following the quarter to which such report relates. In addition, the Corporation (or its transfer agent) shall provide, as promptly as practicable following delivery to the Corporation of a written request by any holder, any of the information enumerated in clauses (i) - (iv) of this Paragraph D as of the date of such request.

      E. Payment of Cash; Defaults. Whenever the Corporation is required to make any cash payment to a holder under this Certificate of Designation (as payment of any Dividend, upon redemption or otherwise), such cash payment shall be made to the holder within five business days after delivery by such holder of a notice specifying the method (e.g., by check, wire transfer) in which such payment should be made and any supporting documentation reasonably requested by the Corporation to substantiate the holder's claim to such cash payment and the amount thereof. If such payment is not delivered within such five business day period, such holder shall thereafter be entitled to interest on the unpaid amount at a per annum rate equal to the lower of (i) eighteen percent (18%) and
(ii) the highest interest rate permitted by applicable law until such amount is paid in full to the holder.

      F. Status as Stockholder. Upon submission of a Notice of Conversion by a holder of Series B Preferred Stock, (i) the shares covered thereby (other than the shares, if any, which cannot be issued because their issuance would exceed such holder's allocated portion of the Reserved Amount or Cap Amount) shall be deemed converted into shares of Common Stock and (ii) the holder's rights as a holder of such converted shares of Series B Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. Notwithstanding the foregoing, if a holder has not received certificates for all shares of Common Stock prior to the sixth business day after the expiration of the Delivery Period with respect to a conversion of Series B Preferred Stock for any reason, then (unless the holder otherwise elects to retain its status as a holder of Common Stock by so notifying the Corporation within five business days after the expiration of such six business day period after expiration of the Delivery Period) the holder shall regain the rights of a holder of Series B Preferred Stock with respect to such unconverted shares of Series B Preferred Stock and the Corporation shall, as soon as practicable, return such unconverted shares to the holder. In all cases, the holder shall retain all of its rights and remedies for the Corporation's failure to convert Series B Preferred Stock.

      G. Remedies Cumulative. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designation. The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of Series B Preferred Stock and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees, in the event of any such breach or threatened breach, that the holders of Series B Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

      H. Waiver. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series B Preferred Stock granted hereunder may be waived as to all shares of Series B Preferred Stock (and the holders thereof) upon the written consent of the Series B Majority Holders, unless a higher percentage is required by applicable law, in which case the written consent of the holders of not less than such higher percentage of shares of Series B Preferred Stock shall be required.

      I. Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile transmission, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or, subject to Section II.D. hereof, upon confirmed facsimile transmission, in each case addressed to a party. The addresses for such communications are (i) if to the Corporation to Remote Dynamics, Inc., 1155 Kas Drive, Suite 100, Richardson, Texas 75081-1999, Telephone: 972-301-2733, Facsimile: 972-301-2263, Attention:
J. Raymond Bilbao, Esquire, and (ii) if to any holder to the address set forth under such holder's name on the execution page to the Series B Securities Purchase Agreement, or such other address as any party may be designated in writing hereafter, in the same manner, by such person.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation this [___] day of [________], 2005.

                                               REMOTE DYNAMICS, INC.

                                               By:_____________________________
                                               Name:
                                               Title:

                              NOTICE OF CONVERSION

                    (To be Executed by the Registered Holder
                in order to Convert the Series B Preferred Stock)

      The undersigned hereby irrevocably elects to convert ____________ shares of Series B Preferred Stock (the "CONVERSION"), represented by Stock Certificate No(s). ___________ (the "PREFERRED STOCK CERTIFICATES"), into shares of common stock ("COMMON STOCK") of Remote Dynamics, Inc. (the "CORPORATION") and cash in lieu of any fractional share(s), if applicable, according to the conditions of the Certificate of Designation, Preferences and Rights of Series B Convertible Preferred Stock (the "CERTIFICATE OF DESIGNATION"), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. Each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

      Except as may be provided below, the Corporation shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee (which is _________________) with DTC through its Deposit Withdrawal Agent Commission System ("DTC TRANSFER").

      In the event of partial exercise, please reissue a new stock certificate for the number of shares of Series B Preferred Stock which shall not have been converted.

      The undersigned acknowledges and agrees that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of the Series B Preferred Stock have been or will be made only pursuant to an effective registration of the transfer of the Common Stock under the Securities Act of 1933, as amended (the "ACT"), or pursuant to an exemption from registration under the Act.

[ ] In lieu of receiving the shares of Common Stock issuable pursuant to this Notice of Conversion by way of DTC Transfer, the undersigned hereby requests that the Corporation issue and deliver to the undersigned physical certificates representing such shares of Common Stock.

                                  Date of Conversion:__________________________

                                  Applicable Conversion Price:_________________

                                  Signature:___________________________________

                                  Name:________________________________________

                                  Address:_____________________________________

                                  _____________________________________________

                                  _____________________________________________